Exhibit 10.13                                                               NQSO


                          STOCK OPTION GRANT AGREEMENT

         This STOCK OPTION GRANT AGREEMENT (the "Agreement") is dated effective March 23, 1999 (the "Grant Date"), between Repap Enterprises Inc., a Canadian corporation (the "Company") and F. Steven Berg (the"Executive").

                               W I T N E S S E T H

         WHEREAS, the Company and the Executive have entered into an employment agreement, effective as of January 27, 1999 (the "Employment Agreement");

         WHEREAS, pursuant to the terms of the Employment Agreement, the Company agreed to grant to the Executive an option to purchase 75 million of the Company's Common Shares on such terms and conditions as set forth in the Employment Agreement and as may be agreed to by the parties;

         WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of the portion of the option which is intended to constitute a nonqualified stock option to purchase 75 million of the Company's Common Shares (the "Option").

         NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained in the Employment Agreement and herein, the parties hereto hereby agree that the terms and conditions of the Option are as follows:

         1. Grant of Option. The Executive is hereby granted an Option to purchase from the Company 75 million of the Company's Common Shares, at a price per share of U.S. $.05 (the "Option Price").

         2. Tax Matters. No part of the Option granted hereby is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         3. Exercisability. Subject to Sections 4 and 5 below, the Option shall become vested and exercisable in two installments as follows: 50% on the first anniversary of the Grant Date and the remaining 50% on the second anniversary of the Grant Date.

         4. Termination of Option. Except as provided in the following sentence, the Option shall expire on the tenth (10th) anniversary of the Grant Date and, to the extent vested, shall be exercisable by the Executive (or, in the event of the Executive's death, the legal representative of the Executive's estate), in whole or in part, and at any time during such ten (10) year term without regard to the Executive's termination of employment. Notwithstanding the foregoing, in the event the Executive is terminated for "Cause" (as such term is defined in the Employment Agreement), the Option shall immediately terminate and shall be null and void.


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         5.       Acceleration of Vesting.

         (a) If the Executive's employment by the Company is terminated (i) by the Company without Cause, or (ii) by the Executive for "Good Reason" (as such term is defined in the Employment Agreement), the Option shall become fully vested and exercisable in accordance with the terms of this Agreement.

         (b) Upon a "Change of Control" (as such term is defined in the Employment Agreement) or within six (6) months prior to a Change of Control (whether by the Executive with or without Good Reason or by the Company without Cause), the Option shall become fully vested and exercisable in accordance with the terms of this Agreement.

         (c) The Compensation Committee of the Company's Board of Directors (the
"Committee")   may,  in  its  sole   discretion,   accelerate  the  vesting  and
exercisability of the Option at any time and for any reason.

         6. Method of Exercise. Subject to Sections 3, 4 and 5 above, the Option may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased, accompanied by payment in full of the Option Price. Common Shares purchased pursuant to the exercise of the Option shall be paid for at the time of exercise as follows: (a) in cash or by check, bank draft or money order payable to the order of Company; (b) if the Common Shares are traded on a national securities exchange, the Nasdaq Stock Market, Inc. or quoted on a national quotation system sponsored by the National Association of Securities Dealers or, to the extent permissible, on an international securities exchange, through a "cashless" exercise procedure through a broker where the Executive delivers irrevocable instructions to the broker to deliver promptly to the Company an amount equal to the Option Price; (c) by payment in full or part in the form of Common Shares owned by the Executive for a period of at least six
(6) months (and for which the Executive has good title free and clear of any liens and encumbrances) based on the fair market value of the Common Shares on the payment date; or (d) on such other terms and conditions as may be acceptable to the Committee (which may include the surrender of a vested portion of the Option).

         7. Restriction on Transfer of Option. Subject to the following sentence, the Option granted hereby is not transferable other than by will or by the laws of descent and distribution and may be exercised only by the Executive during his lifetime. Notwithstanding the foregoing, the Option may be transferred, subject to applicable regulatory compliance, if required, by the Executive to: (a) the Executive's spouse, children, stepchildren, grandchildren, great-grandchildren and later generations of issue, step-parents or parents (the "Immediate Family Members"); (b) a trust or trusts for the exclusive benefit of such Immediate Family Members and/or the Executive; (c) partnerships in which such Immediate Family Members are the only partners; or (d) a limited liability company in which such Immediate Family Members are the only members. Any attempt to transfer the Option, except as described in the prior sentence, shall be void. The Option shall not, in any manner, be used for the payment of, subject to, or otherwise encumbered by or hypothecated for the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Option, nor shall it be subject to attachment or legal process for or against such person.


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         8. Rights as a  Stockholder.  The  Executive  shall have no rights as a stockholder with respect to any Common Shares covered by the Option until the Executive shall have become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise provided herein.

         9.       Changes in Common Shares.

         (a) In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, amalgamation, split-up, combination or exchange of shares, non-cash distributions with respect to its outstanding Common Shares or capital stock other than Common Shares, reclassification of its capital stock, any sale or transfer of all or part of the Company's assets or business, or any similar change affecting the Company's capital structure or business and the Committee determines in good faith that an adjustment is necessary or appropriate to prevent substantial dilution or enlargement of the Executive's rights under this Agreement or as otherwise necessary to reflect the change, then the aggregate number and kind of shares to be issued upon exercise of the Option and the Option Price shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the Executive's rights under this Agreement or as otherwise necessary to reflect the change.

         (b) Fractional Common Shares resulting from any adjustment in Options pursuant to Section 9(a) shall be aggregated until, and eliminated at, the time of exercise. No fractional Common Shares shall be issued hereunder and, the Company shall pay the Executive cash in lieu any fractional Common Shares in settlement of the Option granted hereunder. The Committee shall promptly notify the Executive in the event any adjustment under this Section 9 is made.

         10. Termination or Amendment. This Agreement may at any time, and from time to time, be amended, in whole or in part, or suspended or terminated entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of Executive with respect to the Option, may not be impaired without the consent of the Executive.

         11. Administration. This Agreement shall be administered and interpreted by the Committee. The determinations of the Committee in connection with this Agreement shall be final, conclusive and binding on the Company and on the Executive and their respective executors, administrators, successors and assigns.

         12. Legend. Certificates for Common Shares delivered hereunder shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed or any national securities association system upon whose system the Common Shares are then quoted, any applicable Federal, state or provincial securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.



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         13.  Withholding  of Taxes.  The Company shall have the right to deduct from any payment to be made to the Executive, or to otherwise require, prior to the issuance or delivery of any Common Shares or the payment of any cash hereunder, payment by the Executive of, any Federal, state, provincial or local taxes required by law to be withheld. The Company may permit any such withholding obligation to be satisfied by reducing the number of Common Shares otherwise deliverable or by delivering Common Shares already owned. Any fraction of a Common Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Executive.

         14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut (regardless of the law that might otherwise govern under applicable Connecticut principles of conflict of laws).

         15. Other Benefits. The Option granted hereunder shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its affiliates and it shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except as may be specifically set forth in the documents governing such plan.

         16. Death. The Company may in its discretion require the transferee of the Executive's Option to supply it with written notice of the Executive's death and to supply it with a copy of the will or such other evidence as the Committee deems necessary to establish the validity of the transfer of the Option. The Company may also require the agreement of the transferee to be bound by all of the terms and conditions of this Agreement.

         17. Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.

         18. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         19. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or, in the case of notice to the Company, by facsimile to the facsimile number set forth below confirmed by simultaneous notice by mail, or when dispatched by telecopy, or one business day after having been dispatched by a nationally recognized courier service or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address (or, in the case of notice to the Company, facsimile number) set forth below (or such other facsimile number or address as the Company or you shall hereafter from time to time specify).


                  If to the Company, to:

                           Repap Enterprises Inc.


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                           300 Atlantic Street, Suite 200
                           Stamford, Connecticut 06901

                           If to the Executive, to:

                           F. Steven Berg
                           P.O. Box 1089
                           Loxahatchee, Florida 33470


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      REPAP ENTERPRISES INC.


                                      By:  /s/
                                          ----------------------------
                                          Stephen W. Phillips
                                          Chairman of the Compensation Committee
                                          of the Board of Directors


                                       F. STEVEN BERG

                                          /s/
                                          ----------------------------



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